HOLLOMAN ENERGY CORPORATION
                  333 North Sam Houston Parkway East, Suite 400
                              Houston, Texas, 77060
                                 (281) 260-0193



                                 March 30, 2010

Craig H. Arakawa
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549-4628

      Re:   Holloman Energy Corporation (File No. 000-52419)
            Form 10-K for the year ended December 31, 2008
            Form 10-Q for the three months ended June 30, 2009


     In reference to the staff's comments concerning the above-captioned filings, the Company understands that:

     o the Company is responsible for the adequacy and accuracy of the disclosure in the filings; and

     o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings;

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                     Very Truly Yours,



                                     /s/ Robert Wesolek
                                     -------------------------------------
                                     Robert Wesolek, Chief Financial Officer